FINOVA CAPITAL CORPORATION
                                                                      EXHIBIT 12


            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)


                                                                    Year Ended December 31,
                                             ---------------------------------------------------------------

                                                1996         1995         1994        1993         1992
                                             ---------------------------------------------------------------
Income from continuing operations before
  income taxes                               $ 185,822   $   150,834   $  122,847  $  64,123    $   50,593

Add fixed charges:
  Interest expense                             366,543       337,814      210,730    126,152       136,107

One-third of rent expense                        2,368         2,084        2,053      1,387         1,498
                                             ---------   -----------   ----------  ---------    ----------

Total fixed charges                            368,911       339,898      212,783    127,539       137,605
                                             ---------   -----------   ----------  ---------    ----------

Income as adjusted                           $ 554,733   $   490,732   $  335,630  $ 191,662    $  188,198
                                             ---------   -----------   ----------  ---------    ----------

Ratio of income to fixed charges                  1.50          1.44         1.58       1.50          1.37
                                             =========   ===========   ==========  =========    ===========

Preferred stock dividends on a pre-tax       $           $             $           $   3,682    $    2,826
basis

  Total combined fixed charges and
    preferred stock dividends                $ 368,911   $   339,898   $  212,783  $ 131,221    $   140,431
                                             ---------   -----------   ----------  ---------    ----------

Ratio of income to combined fixed charges
    and preferred stock dividends                 1.50          1.44         1.58       1.46           1.34
                                             =========   ===========   ==========  =========    ===========

                                       39